                                                                    EXHIBIT 11.1

                          PAYLESS SHOESOURCE, INC.
                    COMPUTATION OF NET EARNINGS PER SHARE
                       FOR THE LAST THREE FISCAL YEARS


                                  Jan. 31,    Feb. 1,    Feb. 3,
(Thousands, except per share)      1998        1997      1996
                                 ----------  ---------  ---------
Basic Computation:

Net earnings                     $128,869   $107,702   $ 53,960

Common shares outstanding          38,443     40,220     40,365
                                 --------   --------   --------
Net earnings per share           $   3.35   $   2.68   $   1.34
                                 ========   ========   ========


Diluted Computation:

Net earnings                     $128,869   $107,702   $ 53,960

Common shares outstanding          38,443     40,220     40,365

Net effect of dilutive stock
options based on the treasury
  stock method                        487         87          0
                                 --------   --------   --------
Outstanding shares for diluted
  earnings per share               38,930     40,307     40,365
                                 ========   ========   ========

Diluted earnings per share       $   3.31   $   2.67   $   1.34
                                 ========   ========   ========



Note: The Company's fiscal 1995 outstanding shares was calculated on the number of Company shares issued and outstanding as of May 4, 1996, the date of the spin-off from The May Department Stores Company.